Exhibit 3.1B

SECOND CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HECKMANN CORPORATION

Heckmann Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That prior to the annual meeting of stockholders held on May 6, 2009, a resolution was duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and recommending such amendment for approval by the Corporation’s stockholders at the next annual meeting of the stockholders.

The resolution provides for the amendment of Article FOURTH, subparagraph (a) of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is five-hundred one million (501,000,000) shares of capital stock, consisting of (i) five-hundred million (500,000,000) shares of common stock, par value $0.001 per share (the “common stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

SECOND: That on May 6, 2009, in accordance with the resolution of the Corporation’s Board of Directors referenced above herein, the annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That resolutions were duly adopted by the Corporation’s Board of Directors ratifying and confirming both the previously adopted resolutions of the Board of Directors and the stockholders’ subsequent approval of the amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as referenced above herein.

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IN WITNESS WHEREOF, the Corporation has duly caused this Second Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed as of this 4th day of March, 2011.

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Executive Vice President – Corporate
Development and Chief Legal Officer